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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fremont General Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Fremont General Corporation to be filed on or about December 4, 1995 of our report dated March 23, 1995 with respect to the special purpose Statement of Assets to be Acquired and Liabilities to be Assumed of the Specialty Workers' Compensation Business Unit of The Continental Corporation as of December 31, 1993 and the related special purpose Statement of Underwriting Gains and Losses for the year then ended, which report appears in Fremont General Corporation's Current Report -- Amendment No. 1 on Form 8-K/A dated April 27, 1995.

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
December 1, 1995